SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (the “Agreement”) is effective as of the 28th day of October, 2011 (the “Effective Date”),

BETWEEN:	Plandai Biotechnologies, Inc., a Nevada corporation a wholly-owned subsidiary of Diamond Ranch Foods, Ltd., and having an office at 2226 Eastlake Avenue East #156, Seattle, WA 98102 (“PLANDAI”);

AND:	the shareholders who execute and deliver this Agreement, (collectively, the “Shareholders” and individually, a “Shareholder”);

AND:	Global Energy Solutions Corporation Limited, an Irish corporation having an office at 5th Floor, Beaux Lane House, Mercer Street Lower, Dublin 2 (“GES”);
WHEREAS:

A.
the authorized common share capital of GES consists of 1,000,000,000 shares of which approximately 23,842,400 are issued and outstanding as of the Effective Date (each a “GES Share” and collectively, the “GES Shares”)  which GES Shares are legally and beneficially owned in the number and the percentage of the issued and outstanding GES Shares, set beside such shareholder’s name on Schedule A attached hereto and incorporated by this reference and each Shareholder legally and beneficially owns the number and the percentage of the issued and outstanding GES Shares, set beside such Shareholder’s name on Schedule A; and

B.	the authorized share capital of PLANDAI consists of 75,000,000 shares of common stock, of which all are issued, outstanding.

C.
the Shareholders and PLANDAI have agreed to exchange the GES Shares for 76,000,000 shares of Diamond Ranch Foods, Ltd. common stock held by PLANDAI, (the “Exchange Shares”), on the terms and conditions described in this Agreement (the “Share Exchange”); and

D.
The parties desire to provide for a transaction structure providing for the acquisition of GES by PLANDAI (the "Transaction") to be treated as an integrated transaction and qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

1. SHARE EXCHANGE

1.1 Subject to the terms and conditions of this Agreement, at the Time of Closing, the Shareholders hereby, pro-rata as to their ownership of all issued and outstanding GES Shares, in total shall transfer one hundred percent (100%) of the GES Shares to PLANDAI in exchange for approximately 76,000,000 Exchange Shares with each GES share being exchanged for the pro-rata Exchange Shares (the “Exchange Ratio”) (this exchange is hereinafter referred to as the “Initial Exchange”).

1.2 Except as expressly noted otherwise, the transactions contemplated under this Agreement shall be completed (the “Completion”) at the offices of PLANDAI  or at such other place as may be agreed between the parties, at 5 p.m. local time in Pacific time, or at such other time as may be agreed between the parties, (the “Time of Closing”) on a date specified by the parties, which shall be no later than the second Business day after satisfaction or waiver (subject to applicable law) of the conditions set forth in Section 2 (other than those conditions which by their nature are to be satisfied at the Closing), or on such other date as may be agreed between the parties (the “Closing Date”).  The Parties hereto agree that all conditions precedent to Closing shall be met no later than December 31, 2011 (the “Deadline”), unless both parties hereto agree to extend such date in writing.

2. CONDITIONS PRECEDENT

2.1 PLANDAI’s obligations to carry out the terms of this Agreement and to complete its transactions contemplated under this Agreement are subject to the fulfilment to the satisfaction of PLANDAI of each of the following conditions at or prior to the Time of Closing:

(a)	each of the Shareholders and GES (collectively, the “GES Group”) shall have complied with all of their respective covenants and agreements contained in this Agreement; and

(b)	the GES Group shall transfer, or will cause to be transferred, to PLANDAI one hundred percent (100%) of the issued and outstanding GES Shares; and

(c)
the representations and warranties of each of the GES Group contained in this Agreement or contained in any certificates or documents delivered by any of them pursuant to this Agreement shall be completely true as if such representations and warranties had been made as of the Time of Closing.

The conditions set forth above are for the exclusive benefit of PLANDAI and may be waived by PLANDAI in whole or in part at any time at or before the Time of Closing, as long as such conditions are waived in writing.

2.2 GES’s and the Shareholders’ obligations to carry out the terms of this Agreement and to complete the transactions contemplated under this Agreement are subject to the fulfilment to GES’s satisfaction of each of the following conditions at or prior to the Time of Closing:

(a)	PLANDAI shall have complied with all of its covenants and agreements contained in this Agreement; and

(b)
the representations and warranties of PLANDAI contained in this Agreement or contained in any certificates or documents delivered by it pursuant to this Agreement shall be completely true and correct in all material respects as if such representations and warranties had been made by PLANDAI as of the Closing Date; and

(c)	PLANDAI shall have appointed persons nominated by GES to its Board of Directors (the “GES Representatives”); and

(d)
PLANDAI shall have obtained from each member of its Board of Directors, if required by GES and excluding the GES Representatives, a letter of resignation from the Board of Directors of PLANDAI effective with the Completion (in the form reasonably acceptable to GES); and

(e)	PLANDAI shall have received Board of Directors and shareholders approval for the filing of Articles of Exchange and any other associated documents (“Incorporation Documents”) satisfactory to GES ; and

(f)	PLANDAI shall have issued the Exchange Shares in accordance with this Agreement; and

The conditions set forth above are for the exclusive benefit of GES and may be waived by GES in whole or in part at or before the Time of Closing, as long as such conditions are waived in writing.

2.3 This Agreement shall immediately terminate and be of no further force or effect in the event that prior to the Completion:

(a)	PLANDAI and GES agree to terminate this Agreement by mutual written consent; or

(b)
GES determines that: (i) the completion of the transaction contemplated herein will cause significant harm to the goodwill of GES or hinder GES’s ability to conduct its business, or (ii) substantially changes GES’s reasonable expectation for the objective of this transaction; or

(c)	PLANDAI is unable to comply with the requirements of Section 2.2 of this Agreement and has either provided GES notice of such failure, which is not waived by GES or the Deadline has passed.

Each of the foregoing shall be considered a “Terminating Event”.

The conditions set forth above are for the exclusive benefit of GES and may be waived by GES in whole or in part at or before the Time of Closing, as long as such conditions are waived by GES in writing.

3. COVENANTS, AGREEMENTS AND ACKNOWLEDGEMENTS

3.1 GES covenants and agrees with PLANDAI that GES shall:

(a)
from and including the Effective Date through and including the Time of Closing, permit PLANDAI, through its directors, officers, employees and authorized agents and representatives, at PLANDAI’s own cost, full access to the books, records and property of GES including, without limitation, all of the assets, contracts, correspondence, accounts and minute books of GES, so as to permit PLANDAI to make such investigation (“PLANDAI’s Investigation”) of GES as PLANDAI considers advisable; and

(b)
provide to PLANDAI all such further documents, instruments and materials and do all such acts and things as may be required by PLANDAI to obtain any regulatory approvals that may be required under applicable laws; and

(c)
from and including the Effective Date through to and including the Time of Closing, do all such acts and things that may be necessary to ensure that all of the representations and warranties of GES contained in this Agreement or any certificates or documents delivered by any of them pursuant to this Agreement remain true and correct; and

(d)	not enter into any transaction or into any contracts or agreements or modifications or cancellations thereof, other than in the ordinary course of business; and

(e)	not use any funds other than in the ordinary course of business as theretofore carried on.

3.2 PLANDAI covenants and agrees with the GES Group that PLANDAI shall:

(a)
use its reasonable best efforts to obtain any regulatory approvals, if any, for this Agreement and the transactions contemplated hereunder required by applicable laws on or before the Closing Date; and

(b)
from and including the Effective Date through and including the Time of Closing, do all such acts and things that may be necessary to ensure that all of the representations and warranties of PLANDAI contained in this Agreement or in any certificates or documents delivered by it pursuant to this Agreement remain true and correct; and

(c)
provide to GES all such further documents, instruments and materials and do all such acts and things as may be required by GES to perform due diligence on the transactions contemplated by this Agreement.

4. REPRESENTATIONS AND WARRANTIES

4.1 For the Purposes of this Section 4, an individual or a person (other than an individual)  will be deemed to have “Knowledge” of a particular fact or other matter if such individual or individual who is serving as a director, officer, partner, executor, or trustee of such Person (or in similar capacity) is actually aware of such fact or other matter at the time in question;

4.2 In order to induce PLANDAI to enter into this Agreement and complete its transactions contemplated hereunder, GES, to the best of GES’s Knowledge, represents and warrants to PLANDAI that as of the Effective Date, which representations GES agrees to reconfirm on the Closing Date:

(a)	GES was duly incorporated under the laws of Ireland and:

(i)
is not a “reporting company” within the meaning of Section 12 of the Exchange Act of 1934, as amended, and is not subject to any statutory registration or filing requirements applicable to public reporting companies; and

(ii)	has the power, authority and capacity to enter into this Agreement and carry out its terms; and

(iii)	is in good standing with respect to the filing of all annual reports required under the laws of Ireland; and

(b)	the authorized and issued share capital of GES is as set forth in Recital A of this Agreement; and

(c)
except for the GES Shares, there are no documents, instruments or other writings of any kind whatsoever which constitute a security of GES and, except as is provided for by operation of this Agreement, there are no options, agreements or rights of any kind whatsoever to acquire directly or indirectly any other shares of GES; and

(d)
GES is in good standing as of the Effective Date, and will be in good standing as of the Time of Closing, which will be conclusively established by a good standing certificate to be delivered by GES at the Time of Closing, dated within thirty (30) days of the Time of Closing; and

(e)
all of the material transactions of GES which are required to be recorded or filed in or with the books or records of GES have been promptly and properly so recorded or filed and the minute books of GES contain all records of the meetings and proceedings of the shareholders and directors of GES since its incorporation; and

(f)
save for any costs and expenses arising in the ordinary course of business, all material outstanding liabilities, whether direct, indirect, absolute, contingent or otherwise, whatsoever of GES have been disclosed in writing to PLANDAI prior to the Effective Date and will be disclosed prior to the Time of Closing, and except as otherwise disclosed in the Financial Statements;

(g)
since December 31, 2010, and up to the Effective Date there has not been any material adverse change of any kind whatsoever in the financial position or condition of GES, or any damage, loss or other change of any kind whatsoever in circumstances materially affecting the business or Assets of GES or the right or capacity of GES to carry on its business; and

(h)
except as may be noted on appropriate Schedule 4.2(h) to this Agreement, all “Material Contracts” (defined herein as contracts with a value greater than $199,999) are in good standing in all material respects and not in default in any respect; and

(i)	GES has not licensed, leased, transferred, or encumbered any Assets with a value greater than $199,999 in any way; and

(j)	GES is not in material breach of any applicable law, ordinance, statute, regulation, by-law, order or decree of any kind whatsoever including, without limitation, any applicable securities laws; and

(k)
all tax returns and reports of GES other than for fiscal year 2011 that are required by law to have been filed have been filed and are substantially true, complete and correct and all taxes and other government charges of any kind whatsoever of GES have been paid or disclosed in writing to PLANDAI; and

(l)
GES has good and sufficient power, authority and capacity to enter into this Agreement and complete its respective transactions contemplated under this Agreement on the terms and conditions set forth herein; and

(m)
GES has taken all necessary or desirable actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering into of, and the execution, delivery and performance of, this Agreement.

4.3 In order to induce PLANDAI to enter into this Agreement and complete its transactions contemplated hereunder, each of the Shareholders represents and warrants to PLANDAI that as of the Closing Date, in respect of that Shareholder:

(a)
that Shareholder has good and sufficient power, authority and capacity to enter into this Agreement and complete the transactions contemplated under this Agreement on the terms and conditions set forth herein; and

(b)
that Shareholder has taken all necessary or desirable actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering into of, and the execution, delivery and performance of, this Agreement; and

(c)
this Agreement has been duly executed and delivered by that Shareholder and, assuming the due authorization, execution and delivery hereof by PLANDAI, GES and the other Shareholders, constitutes a legal, valid and binding obligation of that Shareholder, enforceable against it in accordance with its terms subject to:

(i)	bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors’ rights generally; and

(ii)	the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court; and

(d)
the GES Shares indicated in Schedule A of this Agreement opposite his, her or its name are and will on the Closing Date immediately prior to Completion be validly issued and outstanding fully paid and non-assessable common shares of GES registered in the name of, and legally and beneficially owned by, that Shareholder, free and clear of all voting restrictions, trade restrictions, liens, claims, charges or encumbrances of any kind whatsoever; and

(e)
the Shareholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Exchange Shares and is able to bear the economic risk of loss of the Shareholder’s entire investment; and

(f)
PLANDAI has provided to the Shareholder the opportunity to ask questions and receive answers concerning the terms and conditions of the issuance of the Exchange and the Shareholder has had access to such information concerning PLANDAI as the Shareholder has considered necessary or appropriate in connection with the investment decision to acquire the Exchange Shares; and

(g)
the Shareholder is acquiring the Exchange Shares for the Shareholder’s own account, for investment purposes only and not with a view to any resale, distribution or other disposition of the Exchange Shares in violation of applicable United States securities laws; and

(h)
the Shareholder has not agreed to acquire the Exchange Shares as a result of any form of general solicitation or general advertising, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio, or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising; and

(i)
the Shareholder understands and agrees that the Exchange Shares have not been and will not be registered under the Securities Act of 1933, as amended (the “1933 Act”) or the securities laws of any state of the United States or other jurisdiction, and that the exchange contemplated hereby is being offered and issued by PLANDAI to the Shareholder in reliance upon the Shareholder’s representations and warranties regarding the circumstances required for an exemption from such registration; and upon the issuance thereof, and until such time as the same is no longer required under the applicable requirements of the 1933 Act or applicable U.S. state laws and regulations, the certificates representing the Exchange Shares will bear a legend restricting their subsequent transfer; and

(j)
Shareholders have not traded in the common stock of Diamond Ranch Foods, Ltd. and will refrain from trading in or selling short any shares in the common stock of Diamond Ranch Foods, Ltd. or entering into any derivative transactions of same prior to the Closing Date.

4.4 The representations and warranties of GES and each of the Shareholders contained in this Agreement shall be true at the Time of Closing as though they were made at the Time of Closing, and they shall survive the Completion and remain in full force and effect thereafter for the benefit of PLANDAI.

4.5 In order to induce the Shareholders to enter into this Agreement and complete the transactions contemplated hereunder, PLANDAI represents and warrants to the Shareholders that, except as disclosed to GES in writing prior to the Effective Date:

(a)
PLANDAI was and remains duly incorporated and validly existing under the laws of the state of Nevada, and is in good standing with respect to all filings required by the State of Nevada as of the Effective date, and

(b)	the Exchange Shares to be issued on Completion will be, when issued, validly issued as fully paid and non-assessable; and

(c)
PLANDAI has good and sufficient power, authority and capacity to enter into this Agreement and complete its transactions contemplated under this Agreement on the terms and conditions set forth herein; and

(d)
PLANDAI has taken all necessary or desirable actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering into of, and the execution, delivery and performance of, this Agreement; and

(e)
this Agreement has been duly executed and delivered by PLANDAI and, assuming the due authorization, execution and delivery hereof by GES and the Shareholders, constitutes a legal, valid and binding obligation of PLANDAI, enforceable against it in accordance with its terms subject to:

(i)	bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors’ rights generally; and

(ii)	the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court; and

(f)
all financial transactions of PLANDAI have been recorded in the financial books and records of PLANDAI in accordance with good business practice, such financial books and records form the basis for the Financial; and

(g)
except as described on Exhibit 4.5(h), for which the officers and directors of PLANDAI agree to indemnify and hold GES harmless, there are no actions, suits or proceedings, judicial or administrative (whether or not purportedly on behalf of PLANDAI) pending or, to the best of the knowledge of PLANDAI, threatened, by or against or affecting PLANDAI, at law or in equity, or before or by any court or any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and to the best of the knowledge of PLANDAI, there are no grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success; and

(h)
to the best of its knowledge, PLANDAI is not in violation of any federal, state, municipal or other law, regulation or order of any government or governmental or regulatory authority, domestic or foreign; and

(i)
the representations and warranties and other factual statements of PLANDAI contained in this Agreement, and all information in the Schedules hereto, taken as a whole, do not contain any false statement of material fact or omit to state a material fact necessary to prevent the statements made herein and therein from being misleading; and

(j)
to the best of the knowledge of PLANDAI, there are no proceedings or investigations outstanding or threatened by any securities regulatory authority against PLANDAI, its directors, officers or shareholders, and there is no circumstance which exists which could reasonably be expected to lead to an investigation against PLANDAI, its directors, officers or shareholders; and

(k)	PLANDAI has no liabilities, contingent or actual, other than as set forth in its most recent financial statements; and

(l)
all tax returns and reports of PLANDAI that are required by law to have been filed have been filed and are substantially true, complete and correct and all taxes and other government charges of any kind whatsoever have been paid or disclosed in writing to GES before PLANDAI entered into this Agreement.

4.6 The representations and warranties of PLANDAI contained in this Agreement shall be true at the Time of Closing as though they were made at the Time of Closing, and they shall survive the Completion and remain in full force and effect thereafter for the benefit of the Shareholder.

5. INDEMNITIES

5.1 Indemnities:

(a)
notwithstanding the completion of the transactions contemplated under this Agreement or PLANDAI’s Investigation, the representations, warranties and acknowledgements of any of the Shareholders contained in this Agreement or any certificates or documents delivered by any of them pursuant to this Agreement shall survive the Completion and shall continue in full force and effect thereafter for the benefit of PLANDAI.  If any of the representations, warranties or acknowledgements given by any of the Shareholders is found to be untrue or there is a breach of any covenant or agreement in this Agreement on the part of any of the GES Group, then the party or parties responsible for any misrepresentation or breach of warranty, acknowledgement, covenant or agreement shall jointly and severally indemnify and save harmless PLANDAI from and against any and all liability, claims, debts, demands, suits, actions, penalties, fines, losses, costs (including legal fees, disbursements and taxes as charged on a lawyer and own client basis), damages and expenses of any kind whatsoever which may be brought or made against PLANDAI by any person, firm or corporation of any kind whatsoever or which may be suffered or incurred by PLANDAI, directly or indirectly, arising out of or as a consequence of any such misrepresentation or breach of warranty, acknowledgement, covenant or agreement; and

(b)
notwithstanding the completion of the transactions contemplated under this Agreement or any investigation by the Shareholders, the representations, warranties and acknowledgements of PLANDAI contained in this Agreement or any certificates or documents delivered by PLANDAI pursuant to this Agreement shall survive the Completion and shall continue in full force and effect thereafter for the benefit of the Shareholders. If any of the representations, warranties or acknowledgements given by PLANDAI is found to be untrue or there is a breach of any covenant or agreement in this Agreement on the part of PLANDAI, then PLANDAI shall indemnify and save harmless the Shareholders and GES from and against any and all liability, claims, debts, demands, suits, actions, penalties, fines, losses, costs (including legal fees, disbursements and taxes as charged on a lawyer and own client basis), damages and expenses of any kind whatsoever which may be brought or made against the Shareholders by any person, firm or corporation of any kind whatsoever or which may be suffered or incurred by the Shareholders, directly or indirectly, arising out of or as a consequence of any such misrepresentation or breach of warranty, acknowledgement, covenant or agreement.

5.2           With the exception of claims based on fraud or intentional misrepresentation, the indemnification obligations of each of the Shareholders shall not exceed the simple average closing price for the common shares of PLANDAI for the 30 trading days preceding the date of issue of Exchange Shares received by such Shareholder and shall expire one year from the Closing Date, and the satisfaction of such indemnification obligations shall be accomplished on a pro rata basis among parties involved in any misrepresentation or breach of warranty, acknowledgement, covenant or agreement as to their Exchange Shares issued pursuant to Section 1.1 hereunder.

6. EXECUTION DELIVERY; CLOSING DELIVERY

6.1 Concurrent with the execution of this Agreement, GES shall deliver to PLANDAI:

(a)
certified true copies of the resolutions of the directors of GES evidencing that the directors of GES have approved this Agreement and all of the transactions of GES contemplated hereunder, subject to the prerequisites described herein; and

(b)
certified true copies of the consent of a majority of shareholders of GES evidencing that the majority of shareholders of GES have approved this Agreement and all of the transactions of GES contemplated hereunder, subject to the prerequisites described herein; and

(c)	unaudited financial statements of GES for the most recently concluded two fiscal years and all quarters subsequent.

6.2 Concurrent with the execution of this Agreement, PLANDAI shall deliver to the GES Group:

(a)
true copies of the resolutions of the directors of PLANDAI, evidencing that the directors of PLANDAI have approved this Agreement and all of the transactions of PLANDAI contemplated hereunder, subject to the prerequisites described herein; and

6.3 At the Time of Closing, the GES Group shall deliver to PLANDAI:

(a)	certified true copies of the resolutions of the directors of GES evidencing that the directors of GES have approved the transactions of PLANDAI contemplated hereunder, specifically referring to:

(i)	the exchange and transfer of the GES Shares from the Shareholders to PLANDAI as provided for in this Agreement; and

(ii)	the cancellation of the share certificates (the “Old Share Certificates”) representing the GES Shares held by the Shareholders as set forth in Recital A of this Agreement; and

(iii)
the issuance of a new GES Share certificate registered to PLANDAI (the “PLANDAI GES Share Certificate”) representing the GES Shares which are to be delivered to PLANDAI pursuant to Section 1.1(a) hereunder; and

(b)	the Old Share Certificates; and

(c)	the PLANDAI GES Share Certificate; and

(d)	all minute books and seals of GES.

6.4 At the Time of Closing, PLANDAI shall deliver to the solicitors for the GES Group:

(a)
certified true copies of the resolutions of the directors of PLANDAI evidencing that the directors of PLANDAI have approved the transactions of PLANDAI contemplated hereunder, specifically referring to:

(i)	the issuance of Exchange Shares to the Shareholders pursuant to Section 1.1(a) hereunder (the “Exchange Share Certificates”); and

(ii)	the appointment of the GES Representatives and Board of Directors; and

(b)	a file stamped Certificate of Amendment to Incorporation Documents, unless waived in writing by GES; and

(c)	the Exchange Share Certificates registered in the names of the Shareholders as jointly directed by the Shareholders in writing; and

(d)	any other materials that are, in the opinion of the attorneys for GES, reasonably required to complete the transactions contemplated under this Agreement.

7. GENERAL

7.1 The Schedules to this Agreement incorporated by reference and the recitals to this Agreement constitute a part of this Agreement.

7.2 This Agreement constitutes the entire Agreement between the parties hereto in respect of the matters referred to herein and there are no representations, warranties, covenants or agreements, expressed or implied, collateral hereto other than as expressly set forth or referred to herein.

7.3 The provisions contained in this Agreement which, by their terms, require performance by a party to this Agreement subsequent to the Closing Date of this Agreement, shall survive the Closing Date of this Agreement.

7.4 No alteration, amendment, modification or interpretation of this Agreement or any provision of this Agreement shall be valid and binding upon the parties hereto unless such alteration, amendment, modification or interpretation is in written form executed by the parties directly affected by such alteration, amendment, modification or interpretation.

7.5 Any notice, request, demand and other communication to be given under this Agreement shall be in writing and shall be delivered to the appropriate party at the address as first set out above or to such other addresses or by such other means as may be designated in writing by the parties hereto in the manner provided for in this paragraph, and shall be deemed to have been received on the date of delivery by hand, or if delivered by e-mail or telecopy, then on the date transmission completes.

7.6 This Agreement shall be subject to, governed by, and construed in accordance with the laws of the State of Nevada, and the parties agree to the exclusive jurisdiction of the courts of the State of Nevada for the resolution of all disputes arising under this Agreement.

7.7 Should any clause, sentence, paragraph, subsection, Section or Article of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

7.8 This Agreement may be signed by the parties in as many counterparts as may be deemed necessary, each of which so signed shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.  A photocopy of this Agreement shall be effective as an original for all purposes.

IN WITNESS WHEREOF the parties have hereunto set their hands and seals as of the Effective Date:

Executed by Global Energy Solutions                                                                Executed by Plandai Biotechnologies, Inc.
Corporation Limited

_________________________________                                                                           __________________________________
By: Roger Duffield                                                                By: Roger Duffield
Its: Chief Executive Officer                                                                           Its: Chief Executive Officer

Signature page for Shareholders

Shareholder Name:__________________________

Shares of GES Held:_________________________

Signature:_________________________________

Printed Name:_____________________________

If for Entity:

Entity Name:______________________________

Position of Signatory with Entity:__________________

Global Energy Solutions Corporation Limited

Company Profile

Company Number
337840

CERTIFIED TO BE A TRUE COPY OF THE ORIGINAL

Dated this 18 day of MARCH 2010

Signed..........

BDO
Beaux Lane House
Mercer Street Lower
Dublin 2
Tel: 4700000 Fax: 4770000

Main Details

Name: Global Energy Solutions Corporation Limited
Country: Ireland
Company Number: 337840
Incorporated: 25/01/2001
Company Type: Irish company Limited by shares

Primary Addresses

Appointments

Board Positions

Name	Position	Appointed
Baylis - Duffield, Daron	Director	04/06/2002
Duffield, Roger	Director	04/06/2002
	Secretary	04/06/2002
Hampshire, Stuart	Director	04/06/2002

Share Classes

Capital

US Dollar (USD)

Class Name	Nominal Value	Authorised Capital	Issued Capital	Capital Weighting
Ordinary	US$0.001	US$1,000,000.00	US$23,842.40	100.000%
	Total Capital	US$1,000,000.00	US$23,842.40	

Shares

US Dollar (USD)

Class Name	Nominal Value	Authorised Shares	Issued Shares	Votes Per Share	Voting Weighting
Ordinary	US$0.001	1,000,000,000	23,842,400	1	100.000%
	Total Shares	1,000,000,000	23,842,400		

Shareholders

US$0.001 Ordinary shares

Name	Shares Held	% of Class	Voting %	Capital %
Leibelt, Mauro & Michelle Ann	10,000	0.042%	0.042%	0.042%
Armstrong, Roger D	120,000	0.503%	0.503%	0.503%
Baillie, Lynn Lorraine Larson and Geoffrey Lynn	25,000	0.105%	0.105%	0.105%
Baylis-Duffield, Callum	100,000	0.419%	0.419%	0.419%
Birkeland, Jan Erik	2,000	0.008%	0.008%	0.008%
Boniface, Ronald James	5,000	0.021%	0.021%	0.021%
Caldar Valley Limited	19,106,645	80.137%	80.137%	80.137%
Cassels, William	10,000	0.042%	0.042%	0.042%
Coyle, Frank	10,000	0.042%	0.042%	0.042%
Dir, Thomas M Finnelly	5,000	0.021%	0.021%	0.021%
Baylis - Duffield, Daron	30,000	0.126%	0.126%	0.126%
Duffield, Roger	3,800	0.016%	0.016%	0.016%
Erempter, George R.	3,000	0.013%	0.013%	0.013%
Gibbs, Clarence Warren Gibbs & Ines Elaine	35,000	0.147%	0.147%	0.147%
Phytonutrients Inc	2,182,355	9.153%	9.153%	9.153%
Haenggi, Loretta Sue	70,000	0.294%	0.294%	0.294%
Haenggi, Orman	38,000	0.159%	0.159%	0.159%
Hawes, Bruce Murray	30,000	0.126%	0.126%	0.126%
Hirsch, Robert F	5,000	0.021%	0.021%	0.021%
Hoverter, James McRoy	1,500	0.006%	0.006%	0.006%
III, Lawrence Leonard Schiavo	5,000	0.021%	0.021%	0.021%
Jewett, Fred F	20,000	0.084%	0.084%	0.084%
Johnson, Brian L & Lisa E	250,000	1.049%	1.049%	1.049%
Johnson, Phil D.R.	591,700	2.482%	2.482%	2.482%
Johnstone, Muriel Penelope	75,000	0.315%	0.315%	0.315%
Kobos, Jiri and Caron	25,000	0.105%	0.105%	0.105%
Koler, Julie Melinda	17,000	0.071%	0.071%	0.071%

Global Energy Solutions Corporation Limited

Company Profile

Company Number
337840

US$0.001 Ordinary shares				
Name	**Shares Held**	**% of Class**	**Voting %**	**Capital %**
Kolodziejski, Eugenia	83,300	0.349%	0.349%	0.349%
Kope, Diane Elaine	20,000	0.084%	0.084%	0.084%
Kope, Ronald Ward	17,200	0.072%	0.072%	0.072%
Kope, Tyler Ray Mac Leod	90,000	0.377%	0.377%	0.377%
Linquist, Wayne	7,500	0.031%	0.031%	0.031%
Matula, Thomas John	50,000	0.210%	0.210%	0.210%
McCroskey, Lauren Lee	21,000	0.088%	0.088%	0.088%
Meehan, Barry and Rachelle	5,000	0.021%	0.021%	0.021%
Poole, Colin Ramsey	5,000	0.021%	0.021%	0.021%
Poorman, Andy and Mindy	5,000	0.021%	0.021%	0.021%
Powell, Avanelle Grace	20,000	0.084%	0.084%	0.084%
Powell, Ralph	20,000	0.084%	0.084%	0.084%
Rzepnicki, David A.	28,000	0.117%	0.117%	0.117%
Schual-Berke, Daniel	25,000	0.105%	0.105%	0.105%
Schual-Berke, Shay	35,000	0.147%	0.147%	0.147%
Schual, Mia Schual C/O Lillian	10,000	0.042%	0.042%	0.042%
Schwabe, Brian and Brigitte	162,400	0.681%	0.681%	0.681%
Shufelt, George Edward	5,000	0.021%	0.021%	0.021%
Skogsberg, Terry Myers & Wallace	75,000	0.315%	0.315%	0.315%
Thompson, Susanne Lee Hardesty and Michael William	15,000	0.063%	0.063%	0.063%
Thorell, Serge H. Grossi and Patrice A.	20,000	0.084%	0.084%	0.084%
Tomlinson, Eric Christian	2,000	0.008%	0.008%	0.008%
White, Eugene O.	280,000	1.174%	1.174%	1.174%
White, Matthew Bruce	30,000	0.126%	0.126%	0.126%
White, Michael Christopher	30,000	0.126%	0.126%	0.126%
Wood, Sheryl Lynn	5,000	0.021%	0.021%	0.021%
Total Allotted	23,842,400

SCHEDULE 4.2(h)